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For Immediate Release
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Contact:
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Iehab J. Hawatmeh
CirTran Corporation
(801) 963-5112
iehab@cirtran.com
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     CirTran Names Top Utah Businessman Don L. Buehner to Board of Directors

SALT LAKE CITY, October 2, 2007 -- CirTran Corporation (OTCBB: CIRC), an international full-service contract manufacturer of IT, consumer and consumer electronics products, said today that Don L. Buehner, one of the top businessmen in Utah, has joined its Board of Directors as its second outside member as of October 1, 2007.


Mr. Buehner joins Iehab J. Hawatmeh, CirTran's founder and president, and Fadi Nora, a financial industry executive, on the Board.

"Don Buehner has achieved tremendous success in a business career spanning more than half a century and is widely regarded as a leader of the Utah business community," said Mr. Hawatmeh. "His experience and in particular his financial background should prove invaluable in helping guide CirTran. Truly, we are honored that Don will be a member of our Board."

Mr. Buehner, 78, has been an entrepreneur and a leader of several businesses - including many in the lighting industry - since the 1960s. He started Traco Ltd., took it international, and until recently served as chairman of Lite Touch(R). He is the owner of DB Finance, which has discounted commercial paper for more than 40 years, provides factoring services, and buys, and leases commercial properties.

Mr. Buehner said that he "is excited about the path being taken by CirTran. I know and respect Iehab Hawatmeh as an entrepreneurial executive with an aggressive outlook. CirTran is growing in the U.S. and in manufacturing in China," he said, "and I am happy to join Iehab and the Board to help steer and achieve future growth."

About CirTran Corporation
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Founded in 1993, CirTran Corporation (OTC BB: CIRC, www.CirTran.com) is a
premier international full-service contract manufacturer. Headquartered in Salt Lake City, its ISO 9001:2000-certified, non-captive 40,000-square-foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. Continuing to grow, in 2004 CirTran formed CirTran-Asia as a high-volume manufacturing arm and wholly owned subsidiary with its principal office in ShenZhen, China. Today, CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment, and household products manufacturing, focusing on the multi-billion-dollar direct response industry.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. The Company disclaims any obligation or intention to update any forward-looking statements.

All trademarks are properties of their respective owners.

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